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                                                                      EXHIBIT 14

                        CHILDTIME LEARNING CENTERS, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         The following Code of Business Conduct and Ethics (this "Code") reflects the Company's commitment to honest and ethical conduct, and uncompromising integrity at all levels of the organization and in all of its business relationships and transactions, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. This Code applies to all persons within the Company including, but not limited to, the Company's Chief Executive Officer, principal financial officer, controller, principal accounting officer and other persons performing similar functions.

         In order to impress upon everyone involved with the Company of the seriousness of appropriate and ethical business conduct and behavior, each employee of the Company will be asked to acknowledge his or her agreement to be bound by Code, and that acknowledgment will be a condition to ongoing employment with the Company. Any person within the Company who violates this Code will be held accountable through prompt disciplinary action.

         All references in this Code to the "Company" will mean and include Childtime Learning Centers, Inc., its subsidiaries, Childtime Childcare, Inc. and Tutor Time Learning Centers, LLC, and any subsidiary of any of them from time to time. This Code is available on the Company's website and may also be accessed through the Company's Human Resources Department.

1.       COMPLYING WITH LAW

         It is the Company's policy that all Company employees, officers and directors will comply with the laws, rules and regulations that are applicable to the Company, including laws prohibiting discrimination and harassment and those relating to health and safety issues. The Company and its employees are also responsible for making a good-faith effort to comply with contractual obligations that the Company may have with third parties.

         Legal compliance also includes compliance with "insider trading" prohibitions applicable to the Company and its employees, officers and directors. The Company maintains specific policies regarding insider trading and confidentiality of information which are incorporated into this Code by reference and are available through the Company's Human Resources Department. Violation of the prohibitions against trading in material non-public information or tipping others who might trade on the information may result in civil and criminal penalties, as well as prompt disciplinary action by the Company under this Code.

2.       CONFLICTS OF INTEREST

         A "conflict of interest" occurs whenever private or personal interests interfere with the interests of the Company as a whole. All employees, officers and directors of the Company


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should be careful to avoid a conflict of interest with the Company's interests and even situations that may appear to constitute a conflict of interest. This can be accomplished by avoiding relationships that might impair loyalty to the Company or affect personal judgment regarding what is in the Company's best interests. Examples of types of relationships to consider include loans and guarantees to employees, officers or directors, gifts to or from employees, officer or directors and relationships with competitors. Arrangements that might appear suspect should be discussed with a supervisor, the Human Resources Department or the Audit Committee.

         Under guidelines approved by the Board or committees of the Board, certain conflicts of interest may be approved by the Company. The resolution of a potential conflict of interest is not always simple, and employees, directors and officers are encouraged to consult with higher levels of management, the Company's Human Resources Department or the Audit Committee, if they are contemplating action which may result in a conflict or potential conflict. If an employee, officer or director becomes aware of a conflict or potential conflict, the employee, officer or director is required to consult the procedures described in this Code and to inform a supervisor, the Human Resources Department or the Audit Committee of the transaction or relationship giving rise to such conflict or potential conflict.

3.       CORPORATE OPPORTUNITY

         Company employees, officers and directors are prohibited from appropriating opportunities or potential opportunities that properly belong to the Company or are discovered in the course of their employment or directorship, without first obtaining the Company's consent. Company employees, officers and directors must not use corporate property, information (including customer lists and customer information and other confidential or proprietary information), or position for personal gain, or to compete or to prepare to compete with the Company. Company employees, officers and directors must not solicit Company's customers on behalf of any competitor of Company.

         These prohibitions extend beyond the termination of the person's association with the Company as an employee, officer or director.

4.       CONFIDENTIALITY

         Company employees, officers and directors have a duty to maintain the confidentiality of confidential and proprietary information entrusted to them by the Company or its suppliers or customers or any such information that comes to their attention in connection with their association with the Company, and not to disclose or use confidential or proprietary information except when authorized by a Company officer or legal counsel, or in accordance with Company policy and in the best interests of the Company.

         As used in this Code, confidential and proprietary information will be interpreted broadly. These terms include all information relating to the Company's business, all non-public information that might be of use to competitors of the Company or might be harmful to the Company or its customers if disclosed, any names or complete or partial lists of any past, actual or prospective customers or suppliers, and information relating to the internal operations or

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policies of the Company. Such information also includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and marketing and expansion ideas, designs, databases, records, salary information and any unpublished financial data and reports.

         The obligation to maintain confidentiality extends beyond the termination of the person's association with the Company as an employee, officer or director.

5.       BOOKS AND RECORDS AND COMPLAINTS

         The Company will comply with all applicable financial reporting and accounting laws and regulations applicable to the Company and will keep its books and records accurately in order to fairly represent transactions and dispositions of Company assets. Administrative and accounting controls will be implemented to assure that the above requirements are met. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company's Human Resources Department. In addition, no employee, officer or director may ever destroy, alter or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally or in conjunction with, or by attempting to influence, another person.

         Company employees, officers or directors who have concerns or complaints regarding questionable accounting, accounting procedures, auditing matters or any other matters, whether or not relating to accounting or auditing, of the Company are encouraged to contact, anonymously or otherwise, the Audit Committee (directed either to the attention of the Audit Committee or to any director who is a member of the Audit Committee, at the principal executive offices of the Company). Such submissions will be treated confidentially, subject to applicable laws and regulations.

6.       REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Employees, officers and directors are required to report to supervisors, managers, officers or other appropriate persons (a) any observed illegal or unethical behavior, including violations of this Code, or (b) when in doubt about the best course of action in a particular situation that may involve the matters discussed in this Code. Employees, officers and directors who are concerned that violations of this Code have occurred or may occur, or that other illegal or unethical conduct by employees, officers or directors of the Company has occurred or may occur, should contact a supervisor. If an individual does not believe it is appropriate or is not comfortable approaching a supervisor about concerns or complaints, then the individual may contact the CEO, the CFO, the Audit Committee or a combination of them, as appropriate. If concerns or complaints require confidentiality, including keeping the individual's identity anonymous, then this confidentiality will be protected, subject to applicable laws, regulations and legal proceedings.

7.       DETERMINING VIOLATIONS


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         Upon receipt of a report regarding a violation or potential violation of this Code, an employee, officer or director should report to a supervisor (if applicable) who should then report to the Audit Committee. Ultimately, the Company's Audit Committee (excluding any members of the Audit Committee who are involved in the matter giving rise to the violation or potential violation of this Code) will be responsible for making determinations as to whether this Code has been violated and the actions the Company will take to hold the violator(s) responsible for such violation. All such determinations of the Audit Committee such committee will be conclusive and binding.

8.       NO RETALIATION

         All concerns, questions and complaints relating to matters referred to in this Code will be taken seriously by the Company, and resolution of issues will be sought promptly and confidentially.

         The Company maintains a "no retaliation" policy, under which the Company, its directors, officers and employees must not discharge, harass, discriminate, intimidate or otherwise act wrongfully towards any employee, officer or director for raising, in good faith, any concern, question, or complaint relating to matters referred to in this Code, or other reports of misconduct, including questionable accounting or auditing matters.

9.       PUBLIC COMPANY REPORTING

         The Company's filings with the Securities and Exchange Commission must be full, fair, understandable, accurate, complete and timely. The Company is committed to complying with all requirements applicable to its public disclosures. Company employees, officers and directors must provide complete and accurate answers to inquiries related to the Company's public disclosure requirements. The Company has instituted disclosure controls and procedures to assure that its public disclosures are full, fair, understandable, accurate, complete and timely.

         These disclosure controls and procedures are designed to ensure that the Company records, processes, summarizes and reports in its public disclosures, including Securities and Exchange Commission reports, all information (a) required to be disclosed, (b) within the time periods specified, and (c) pursuant to processes that enable the Company's principal executive and financial officers to make timely decisions regarding disclosure. It is a requirement of this Code that each employee, officer and director of the Company fully comply with all of these disclosure controls and procedures. Any questions with regard to these disclosure controls and procedures should be directed to a supervisor or the Human Resources Department.

10.      AMENDMENT, MODIFICATION AND WAIVER

         This Code may be amended or modified only by the Board, and waivers may be granted only by the Audit Committee. Any waivers from this Code must be made in accordance with, and disclosed to the extent required by, any applicable laws, rules and regulations. Any waivers granted for executive officers or directors must be promptly disclosed to shareholders in accordance with the rules of Nasdaq. Any amendments made to this Code or waivers from this


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Code granted to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, are subject to the shareholder notification requirements, filing requirements and other applicable provisions of federal securities laws.

11.      MISCELLANEOUS

         This Code is intended solely to describe the Company's general principles and policies. Nothing in this Code is intended to create a cause of action in favor of any third party, including any employee, officer, director, customer, supplier or shareholder of the Company. Nothing in this Code is a guarantee or promise of employment.

Adopted:  May __, 2004



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                           ACKNOWLEDGEMENT OF RECEIPT

I acknowledge receipt of the Childtime Learning Centers, Inc. Code of Business Conduct and Ethics and agree to abide by its standards and procedures.


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         Signature                                      Date


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